Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-201169) pertaining to the 2014 Long Term Incentive Plan of Rice Midstream Partners LP of our report dated November 13, 2015, with respect to the combined financial statements of Rice Midstream Partners LP, included in this Current Report on Form 8-K.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
November 13, 2015